                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


THIS AGREEMENT is made and entered into by and between Frank G. Coppola and John Coppola, individuals having an office for the transaction of business at 99 Maple Grange Road, Vernon, New Jersey 07462, (hereinafter sometimes collectively referred to as "Seller"), and EarthCare Company, a Delaware Corporation (hereinafter referred to as "EarthCare" or "Buyer").

                                  WITNESSETH:
                                  -----------

WHEREAS, the Seller is the owner of Two Hundred (200) shares of common stock with no par value of All County Resource Management Corp., a New Jersey corporation, (said corporation is hereinafter sometimes referred to as the "Company) (said shares of All County Resource Management Corp. common stock are hereinafter sometimes collectively referred to as the "AACRM Common Stock"); and

WHEREAS, the ACRM Common Stock constitutes all of the issued and outstanding shares of the Company; and

WHEREAS, the parties hereto desire that the Buyer acquire the ACRM Common Stock in exchange for cash and shares of the common stock, $.0001 par value of the Buyer (said shares of common stock are hereafter sometimes referred to as the "EarthCare Common Stock)

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration the mutual receipt and sufficiency of which is hereby acknowledged by the parties hereto, THE PARTIES HERETO AGREE AS FOLLOWS:

1.   PURCHASE AND SALE OF STOCK.
     --------------------------

1.1 Upon the basis of the representations and warranties contained herein and subject to the terms and conditions of this Agreement, at the time of Closing (as hereinafter defined) Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, 160 shares of the ACRM Common Stock.

1.2 At the time of Closing, as the purchase price for 160 shares of ACRM Common Stock, and in exchange therefor, Buyer shall pay to Seller $7,750,000 cash and such additional amount as determined by agreement of the parties for Company's inventory ("Inventory Adjustment").

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1.3  The Buyer shall further pay to Seller additional consideration consisting of unregistered EarthCare Common Stock equal in value to $4,610,000, as determined below ("Stock Consideration") which will be held in an agreed escrow account and deliverable as follows:

     1.3(a) On the first anniversary date of the Closing Seller shall be delivered 50% of the Stock Consideration, provided that the Company generates earnings before interest, taxes, depreciation and amortization (EBITDA) in the amount of $1,600,000 for the 12 month period subsequent to the Closing.

     1.3(b) On the second anniversary of the Closing, Seller shall be delivered the remaining Stock Consideration if the Company generates EBITDA in the amount of $1,900,000, for the second 12 month period subsequent to closing.

     1.3(c) Seller shall receive all of the Stock Consideration on the third anniversary of the closing, notwithstanding the failure to meet the EBITDA requirements.

     1.3(d) The amount of Stock Consideration may be subject to reduction in accordance with Paragraph 6.4.

     1.3(e) For purposes of determining the number of shares held in escrow as the Stock Consideration, shares of EarthCare Common Stock shall be valued at a price equal to the average closing price for such shares on the NASDAQ National Market System as reflected by the Wall Street Journal during the five day trading period ending two
             -------------------
             (2) trading days prior to Closing.

     1.3(f) If the shares held in escrow are not registered under the Securities Act of 1933 (1933 Act) Buyer agrees, upon delivery of such shares to Seller, to include such shares in Buyer's first registration statement filed after delivery of such shares. Buyer further agrees to facilitate the transfer by Seller of any unregistered shares pursuant to Rule 144 promulgated under the 1933 Act.

     1.3(g) The remaining 40 shares of ACRM Common Stock shall be held in escrow and delivered to Buyer pro rata in exchange for the EarthCare Common Stock as released from escrow as described above.

     1.3(h) Seller shall be provided with a segmented financial statement verified by EarthCare's accounting firm concerning the EBITDA calculation and that in the event of a material disagreement, an independent accounting firm will be appointed to determine EBITDA, with expenses to be paid 50% by EarthCare and 50% by Seller.

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2.   CLOSING.  Subject to the terms and conditions of this Agreement, the
     -------
closing of the purchase and sale of the ACRM Common Stock (the "Closing") shall be held as of February 28, 2000 or at such time as the New Jersey Department of Environmental protection issues appropriate approval or negative declaration under the Industrial Site Remediation Act, at the offices of LADDEY, CLARK & RYAN, 60 Blue Heron Road, Sparta, New Jersey, 07871, or at such other time and date as shall be mutually agreed upon by the parties hereto in writing. (Such time and date is sometimes hereinafter referred to as the "Closing Date" or "Closing".) The Closing shall be effective as of the close of business February 29, 2000.

2.1 As a condition precedent to Seller's obligation to close, if Seller determines that the cost of compliance with any environmental requirements of the New Jersey Department of Environmental Protection, including, without limitation, the cost of any sampling, analysis, remediation, and professional fees, shall exceed the sum of $200,000 or be reasonably expected to exceed that sum as evidenced by an estimate of Seller's environmental consultants, Seller shall have the right to cancel this agreement on notice to Buyer, in which event neither party shall be under any further obligation to the other with the exception that Seller shall return Buyer's deposit, if any. Alternatively, Buyer may assume full responsibility for paying any costs associated with complying with the environmental requirements of the New Jersey Department of Environmental Protection at its sole cost and expense to the extent the costs exceed $200,000

3.   PROCEDURE AT THE CLOSING.  The parties hereto agree to take the following
     ------------------------
steps in the order listed:

3.1 Seller shall deliver to the Buyer 160 shares of ACRM Common Stock, and such bills of sale, assignments and other instruments to transfer to the Buyer good and marketable title to the ACRM Common Stock, free and clear of all liens, claims and encumbrances, or which will upon payment of the purchase price be free of liens, claims and encumbrances.

3.2  In exchange for the ACRM Common Stock, Buyer shall deliver to Seller:

          (1)  $7,750,000 by wire transfer, and

          (2) The parties shall determine the amount of the Inventory Adjustment, which shall be paid 120 days after Closing.

3.3 The parties shall also exchange executed employment agreements and other documents contemplated by this Agreement.

3.4 The parties shall have a preclosing prior to the wire transfer in which all documents can be executed on the morning of the closing.

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

4.   REPRESENTATIONS AND WARRANTIES OF SELLER.  In order to induce the Buyer to
     ----------------------------------------
enter into this Agreement and to consummate the transactions contemplated hereunder, the Seller hereby makes the following representations, warranties, covenants and agreements:

4.1  Organization and Existence.  The Company is a corporation duly organized
     --------------------------
and legally existing in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to carry on its business as now conducted. The Company is qualified to do business in the States of New Jersey and New York which are the only states which by the nature of the business of the Company and the character of the properties owned or leased by it requires qualification to do business as a foreign corporation. Seller has delivered to Buyer a true and correct copy of the Articles of Incorporation (duly certified by the Secretary of State of New Jersey) and By-Laws of the Company (certified by its Secretary).

4.2  Subsidiaries or Other Entities.  Except as disclosed on Schedule 4.2,
     ------------------------------
attached hereto, Company has no investments or ownership interests in any corporations, partnerships, joint ventures or other business enterprises.

4.3  Capitalization.  The Company is authorized to issue 1,000 shares of common
     --------------
stock, no par value, of which 200 shares are issued and outstanding at the time of the execution of this Agreement. All of the issued and outstanding shares of capital stock of the Company have been duly issued, are validly outstanding, are fully paid and nonassessable, and are held of record and beneficially by Seller; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued shares of the capital stock of the Company. The Company has no liability for dividends declared but unpaid. Prior to Closing, the Seller shall not, and shall not permit the Company, to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the ACRM Common Stock.

4.4  Stock Ownership.  Seller has, and at the time of Closing will have, good
     ---------------
and marketable title to the ACRM Common Stock, and there are, and at the time of Closing will be, no impediments to the sale and transfer of the ACRM Common Stock to Buyer. Upon delivery of the ACRM Common Stock to Buyer, the ACRM Common Stock (i) shall constitute all of the issued and outstanding shares of capital stock of the Company, and (ii) shall be free and clear of all security interests, liens, charges, pledges, mortgages, encumbrances or rights of third parties whatsoever.

4.5  Financial Condition.  Seller has furnished to Buyer copies of the following
     -------------------
(which are attached) financial statements of the Company, all of which are true and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied (except to the extent otherwise reported):

4.5(a)  A Balance sheet ("Balance Sheet") of the Company as of September 30,
1999.

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

4.5(b)  Statements of income and retained earnings of the Company for the twelve
(12) months ended September 30, 1999. (Collectively, the Balance Sheet and statements of income and retained earnings are hereinafter referred to as the "Financial Statements").

The Financial Statements are complete and correct and in accordance with the books of account and records of the Company and present fairly the financial position of the Company's business and the income, stockholders' equity and cash flow of the Company's business at the dates and for the periods indicated.

4.5(c) Subject to Paragraph 10, Seller warrants that current assets of the Company will be sufficient to pay the liabilities of the Company as of the Closing Date, and all term liabilities (except for operating leases which shall continue to be assumed by Buyer) shall be paid by the Company by the Closing Date or at Closing.

4.6     Assets.
        ------

4.6(a) The Company has good and marketable title to, and is in possession of, all of its assets, equipment, vehicles, properties and rights, including all properties, assets, vehicles and equipment listed on Schedule 4.6(a) attached hereto and as shown on the Balance Sheet, free and clear of all liabilities, mortgages, liens, pledges, security interests, restrictions, conditional sales agreements, title retention agreements, charges or encumbrances except as shown on the Balance Sheet. Seller represents that Schedule 4.6(a) sets forth a list of all material items of equipment, vehicles, properties, containers, machinery, shop equipment, welders, grinders, work benches, jacks, stands, parts, office furniture, fixtures, computer hardware/software and equipment owned by the Company as of the date of this Agreement and used in connection with its business operations (hereinafter sometimes referred to as the "Operating Equipment"); such list identifies the Operating Equipment by size, manufacturer, model number and serial number, where available. Notwithstanding the foregoing, the inventory list may be general in nature considering the quantities involved.

4.6(b) Except as set forth on Schedule 4.6(b), all of the Operating Equipment is in good operating condition (normal wear and tear excepted), has been well maintained, and is in adequate condition to service the Company's Customer Accounts (as herein defined) and to conduct the operations of the Company as it exists on the Closing Date. This representation is made based on the assets' conditions as of the Closing Date and does not survive for a period of three (3) years as provided in Section 12.3 of this Agreement.

4.6(c) There has not been any material change in the Operating Equipment, in the aggregate, since the inspection of such Operating Equipment by Buyer on December ____, 1999, and there shall not be any material change in the Operating Equipment, in the aggregate, subsequent to a final inspection of the Operating Equipment to be performed by Buyer and Seller prior to Closing.

4.6(d) Schedule 4.6(d) shall identify all assets and property of the Company which shall be excluded from this Agreement.

4.6(e) EarthCare shall provide a certificate on closing that it has inspected all of the equipment and that it is in working order.


4.7     Liabilities.  Except as set forth in Schedule 4.7 attached hereto or in
        -----------
the Financial Statements submitted to Buyer, or in any other Exhibit delivered pursuant hereto, neither the Company nor its assets or properties are subject to any liabilities or obligations (accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business affairs and the Company is not in material default in respect of any material term or condition of any material indebtedness or liability. The transactions contemplated by this Agreement do not and will not subject the Company or the Buyer to any claim or liability for any obligation, debt or contract other than as specifically disclosed in this Agreement and the Schedules attached hereto. All required consents of creditors, if any have been, or by closing will be, obtained for performance of this Agreement.

4.8     Customer Accounts, Municipal Contracts and Related Matters.
        ----------------------------------------------------------

4.8(a) Customer Accounts are the commercial, industrial, municipal, and residential accounts of the Company pursuant to which the Company provides waste removal, collections, transportation, storage and/or disposal. Said Customer Accounts are listed on Schedule 4.8(a) attached hereto. (Each of the Customer Accounts listed in Schedule 4.8(a) shall identify the name and address of each of the Customer Accounts, and shall reflect as to each the current monthly billing amount, frequency of service and size and type of container.)

4.8(b) Schedule 4.8(b) is a true, accurate and complete listing of all written service agreements, franchises, licenses or other contracts, if any, to which the Company is a party and which relate to Customer Accounts. Original copies of all such contracts shall be delivered by the Seller to the Buyer no later than the Closing Date, and such copies shall be true, accurate and complete and shall include all amendments, supplements or other modifications to such contracts. Except as disclosed in Schedule 4.8(b), to the knowledge of the Seller, neither the Company nor any other party to any of the Company's municipal contracts or Customer Accounts is in material default or alleged to be in material default thereunder and there exists no condition or event which, after notice or the lapse of time or both, would constitute such a default. The sale, transfer and assignment of the ACRM Common Stock will not result in a breach, violation or default of any of the Company's municipal contracts or Customer Accounts, and all of the Company's municipal contracts and Customer Accounts will remain in full force and effect as if there had been no sale, transfer and assignment thereof. Notwithstanding the foregoing, not all written service agreements are provided but the larger contracts and ongoing service arrangements and the annual residential individual contracts and other commercial accounts are too numerous to attach. The parties agree the records concerning these accounts and contracts have been disclosed to Buyer prior to closing.

4.8(c) Except as otherwise disclosed in Schedule 4.8(c), the Seller knows of no oral or written communication, fact, event or action which exists or has occurred within 90 days prior to the date of execution of this Agreement, which expressly demonstrates that any current customers of the Company intends to terminate its business relationship with the Company.

4.8(d) To the best of the Seller's knowledge, none of the Customer Accounts, service agreements, franchises, licenses, or other contracts for collection and transportation of waste, in any manner involve the collection or transportation of waste materials classified as hazardous, toxic, chemical or radioactive under the laws of the United States or of any state or other governmental jurisdiction in which the Company conducts collection and transportation operations, or under any rules or regulations promulgated by any administrative agency thereof. Seller has not received a notification from any customer with respect to a container that contains hazardous or toxic materials.

4.9     Material Contracts.  Attached hereto as Schedule 4.9 is a list and brief
        ------------------
description, as of the date of this Agreement, of certain leases, contracts, commitments, agreements and other documents to which the Company is a party or by which it is bound and which is related to the operation of its business. Except for contracts and documents listed in Schedule 4.9, the Company is not a party to or bound by any written or oral (i) contracts not made in the ordinary course of business; (ii) employment contracts, other than those terminable at the will of the Company; (iii) contracts with any labor union or association;
(iv) bonus, pension, profit sharing, retirement, hospitalization, insurance or other plan providing employee benefits; (v) leases with respect to any property, real or personal, whether as lessor or lessee; (vi) continuing contracts for the future purchase of materials, supplies or equipment in excess of the requirements of its business now booked; (vii) contracts or commitment for capital expenditures; (viii) contracts continuing over a period of more than six
(6) months from its date; or (ix) material contracts necessary to conduct the operations and business of the Company. A true copy of each contract, commitment and agreement listed on Schedule 4.9 will be furnished to Buyer prior to Closing.

4.10    Employees - Labor Matters.  The Company has generally enjoyed a good
        -------------------------
employer-employee relationship with its employees.  Attached hereto as Schedule
4.10 is a complete list of all employees of the Company whose duties are related to the operation of the business of the Company. Seller warrants there exists no pending or threatened actions by any employees alleging sex, age, race, or other discriminatory practices, no current effort to organize these employees into collective bargaining units, and no collective bargaining agreement is now in effect. There are no contracts, written or oral, between the Company and any of its employees, except as specifically disclosed in Schedule 4.10.

4.11    Insurance.  The Company maintains in effect insurance covering its
        ---------
assets and businesses and any liabilities relating thereto in an amount believed adequate by the Seller, and such insurance coverage shall be maintained by the Company through the Closing Date. Between the date hereof and the Closing Date, the Seller shall cause the Company to furnish to the Buyer such information as the Buyer shall reasonably request regarding the Company's insurance. Except as set forth in Schedule 4.11 attached hereto, there are no pending material property damage or personal injury claims against the Company or any of its assets.

4.12    Licenses and Permits.  The Company possesses all licenses and other
        --------------------
required governmental or official approvals, permits or authorizations, if any, the failure to possess which would have a material adverse effect on the businesses, financial condition or results of operations of the Company including, without limitation, all common carrier rights, certificates of public need, waste material transportation permits, trademarks and trade names necessary to carry on its business as now being conducted, without known conflict with valid licenses, permits, trademarks and trade names of others. All such licenses and permits are in full force and effect, and no violations are or have been recorded in respect to any thereof, and no proceeding is pending, or to the knowledge of Seller threatened, to revoke, suspend or otherwise limit such licenses or permits. To the best of the Seller's knowledge, all licenses and permits will survive the closing of the transactions contemplated by this Agreement. Seller shall be removed as responsible parties on any license that Company holds as soon as practicable after the date of Closing.

4.13    Tax Matters.  The Company has timely filed all federal, state, sales
        -----------
tax, franchise tax, and other tax returns which are required to be filed by it and has paid or has made provision for the payment of all taxes which have or may become due pursuant to said returns. All taxes, including, without limitation, withholding and social security taxes due with respect to the Company's employee, federal and state income tax liabilities, corporate franchise taxes, sales, use, excise and ad valorem taxes, due, payable or accrued by the Company on or before the Closing Date have or will be paid. Any outstanding New York Corporation and Income Tax due will be paid or appropriately escrowed for at closing. The Company has filed all reports required to be filed by it with all such taxing authorities. Seller shall be responsible for any tax liability attributable to operations of the Company prior to Closing. Seller shall have the right to review any such claims and no offer or compromise shall be made without their consent. If the consent is not forthcoming, then the Seller shall have the right to prosecute or defend the tax matter to completion at its own cost.

4.14    Litigation.  To the best of Seller's knowledge, except as disclosed in
        ----------
Schedule 4.14 attached hereto, the Company has not received any notices of material default and is not in material default of (i) any order, writ, injunction or decree of any court, or any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality, or (ii) any agreement or obligation to which the Company is a party or by which the Company is bound or to which the Company or any of the property of the Company's may be subject. Except as disclosed in Schedule

4.14, there are no material outstanding claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Company or which affect the Company or any of its assets or property, at law or in equity before or by any federal, state, municipal court or other governmental department, authority, commission, board, bureau, agency or instrumentality.

4.15    Compliance with Laws.  To the best of Seller's knowledge, except as
        --------------------
otherwise disclosed in Schedule 4.15 attached hereto, the Company is in compliance in all material respects with all federal, state, and local laws, ordinances, regulations, rules, and orders applicable to it or to its assets including, without limitation, all laws and regulations relating to the protection of the environment, the safe conduct of the Company's business, anti-competitive practices, discrimination, employment, wage and hour practices and health. The Company has not received notification of any asserted past or present failure to comply with any of such laws or regulations.

4.16    Environmental Matters  Except as disclosed in Schedule 4.16 attached
        ---------------------
hereto, there are no claims, actions, suits, proceedings or investigations relating to any Environmental Law (as hereinafter defined) pending or threatened against or affecting the Company. Except as set forth on Schedule 4.16 attached hereto: (i) no release of any hazardous substance, medical waste, toxic waste or regulated substance has occurred or is occurring as a result of the business of the Company; (ii) no hazardous substance, medical waste, toxic waste or regulated substance is currently present at, or has been previously generated, stored, treated or disposed of at any landfill by the Company or through the conduct of the business of the Company except deminimis amounts mixed with household waste; (iii) no underground or partially underground storage tank has been or is currently located at any facility of the Company; (iv) the business, activities and processes heretofore conducted by the Company comply in all material respects with all applicable Environmental Laws; (v) no facility of the Company is listed on any list, registry or other compilation of sites that require, or potentially require, removal, remedial action or any other response under any Environmental Law as the result of the presence, release or potential release of any hazardous substance, medical waste, toxic waste, or regulated substance; (vi) neither Seller nor the Company has received any notice that the Company is liable or responsible, or potentially liable or responsible, for any costs of any removal, remedial action or other response under any Environmental Law as the result of the presence, release or potential release of any hazardous substance, medical waste, toxic waste, or regulated substance; and (vii) there is no pending litigation or administrative proceeding (and neither Seller nor the Company knows has reason to know of any potential or threatened litigation or administrative proceeding) in which it is asserted that the Company has violated or is not in compliance with any material Environmental Law. Environmental Law means all laws, statutes or acts of the United States of America, the States of New Jersey and New York, or any political subdivision thereof, that relate to the condition of the air, ground or surface water, land or other parts of the environment, to the release or potential release of any substance or radiation into the air, ground or surface water, land or other parts of the environment, or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or other handling of substances that might pollute, contaminate or be hazardous or toxic if present in the air, ground or surface water, land, or other parts of the environment. The Company has not received any written notice to the effect that the landfills and other disposal sites to which waste material transported by the Company has been delivered are not properly licensed pursuant to applicable Environmental Laws to receive the material disposed of therein.

4.17    No Brokers or Agents Fees.  No agent, broker, finder, representative or
        -------------------------
other person or entity acting pursuant to authority of the Seller will be entitled to any commission or finders fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

4.18    No Material or Adverse Change.  Except as otherwise disclosed in
        -----------------------------
Schedule 4.18 attached hereto, since, September 30, 1999 there has not been: (i) any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company; (ii) to the knowledge of the Seller, any threatened or prospective event or condition of any character whatsoever which could materially and adversely affect the business, financial condition or results of operations of the Company; (iii) any sale or other disposition of any of the Company's assets other than in the ordinary course of business; or (iv) any damage, destruction or loss (whether or not insured) materially and adversely affecting the property, business or prospects of the Company.

4.19    Due Authorization and Absence of Breach.  This Agreement and all other
        ---------------------------------------
agreements of the Seller and Buyer contemplated hereunder constitute valid and binding obligations of the Seller and Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement (or any agreement contemplated hereunder) nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of the Company; (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against the Company or Seller and Buyer; or (iii) except as set forth on
Schedule 4.19 result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Seller and Buyer or the Company or its assets.

4.20    Authority to Contract.  Seller has the full power, right and authority
        ---------------------
to enter into and perform this Agreement without the consent of any person, entity or governmental agency, and the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any provision of or constitute a default under any lease, indenture, mortgage, deed of trust or other agreement or instrument or any order, decree, statute or restriction to which Seller or the Company is a party or by which the Company is bound or to which the outstanding shares of stock of the Company or any of the properties of the Company is subject. Buyer acknowledges that it has had full access to All County's banking, financial, and business information prior to closing.

4.21    Accuracy of the Information Furnished by the Seller.  No representation,
        ---------------------------------------------------
statement or information made or furnished by the Seller to the Buyer, including those contained in this Agreement and the various exhibits attached hereto and the other information and statements referred to herein, contains or shall contain any statement of any material fact known to be untrue.

5.      REPRESENTATION AND WARRANTIES OF BUYER.  In order to induce the Seller
        --------------------------------------
to enter into this Agreement and to consummate the transactions contemplated hereunder, the Buyer hereby makes the following representations, warranties, covenants and agreements:

5.1     Organization and Existence.  Buyer is a corporation duly organized,
        --------------------------
legally existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

5.2     Authority to Contract.  The execution, delivery and performance of this
        ---------------------
Agreement by Buyer has been duly approved by its Board of Directors, and no further corporate action is necessary on the part of Buyer to consummate the transactions contemplated by this Agreement, assuming due execution of this Agreement by the parties hereto.

5.3     No Brokers or Agents Fees.  No agent, broker, finder, representative or
        -------------------------
other person or entity acting pursuant to the authority of the Buyer will be entitled to any commission or finders fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

5.4     Accuracy of Information Furnished by Buyer.  No representation,
        ------------------------------------------
statement or information made or furnished by Buyer to the Seller in this Agreement, or in connection with the transactions contemplated hereby including, without limitation copies of the Buyer's filings with the Securities and Exchange Commission, contains, or shall contain any untrue statement of any material fact or omits or shall omit any material fact necessary to make the information contained herein true.

5.5     Registration.  Upon the filing of a post effective amendment, Form S-1
        ------------
filed with the Securities and Exchange Commission effective December 9, 1998, is true and correct in all material respects and does not omit to state any material information necessary to make such registration statement not misleading. A post effective amendment to the Form S-1 is permitted to register Seller's escrowed shares.

6.      ADDITIONAL AGREEMENT OF THE SELLER.  The Seller further agrees with the
        ----------------------------------
Buyer as follows:

6.1     Access to Offices and Records.  The Seller shall cause the Company to
        -----------------------------
afford representatives of the Buyer, from and after the date of execution of this Agreement, full access, during normal business hours and upon reasonable notice, to all offices, books, properties, contracts, documents and records of the Company and to furnish to the Buyer or its representatives all additional information, including financial or operating information with respect to the business and affairs of the Company that the Buyer or its representatives may reasonably request. Seller acknowledges that Buyer is a publicly-traded corporation and that Buyer will be required under the applicable securities laws to make public disclosure of detailed financial data concerning the Company's operations. Buyer has Seller's permission to disclose (i) the amount of the Company's revenues; and (ii) such other necessary and appropriate information as Seller approves in advance of being released, such approval shall not be unreasonably withheld, provided that no public disclosure shall occur prior to Closing. Provided further that any furnishing of such information to the Buyer and any investigation by the Buyer shall not affect the right of the Buyer to rely solely upon the representations and warranties made by the Seller in or pursuant to this Agreement; and provided further, that the Buyer: (i) will hold in strict confidence all documents and information concerning the Company so furnished; and (ii) will promptly return all such documents and all copies to the Company if this Agreement is not closed for any reason.

6.2     Conduct of Business Pending the Closing.  From and after the execution
        ---------------------------------------
and delivery of this Agreement except in the ordinary course of business and until the Closing Date, except as otherwise provided by the prior written consent or approval of the Buyer:

6.2(a) The Seller will cause the Company to conduct its business and operations in the manner in which the same has heretofore been conducted and Seller will use his best efforts to cause the Company to: (i) preserve the Company's current business organization intact; (ii) keep available to the Buyer the services of the Company's current employees and the Company's agents and distributors; and
(iii) preserve the Company's current relationships with customers, suppliers and others having business dealing with the Company.

6.2(b) The Seller will cause the Company to maintain all of its properties in customary repair, order and condition, reasonable wear and use excepted, and will maintain its existing insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

6.2(c) The Seller will take action to insure that the Company will not: (i) pay any bonus or increase the rate of compensation of any of the Company's employees or enter into any new employment agreement or amend any existing employment agreement; (ii) make any general increase in the compensation or rate of compensation payable or to become payable to the Company's hourly-rated employees; (iii) sell or transfer any of the Company's assets; (iv) obligate itself for capital expenditures other than in the ordinary course of business and not unusual in amount; or (v) incur any material obligations or liabilities, which are not in the ordinary course of business, or enter into any material transaction.

6.2(d) The Seller shall not, and shall not permit the Company to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the ACRM Common Stock.

6.3     Execution of Further Documents by Seller.  From and after the Closing,
        ----------------------------------------
upon the reasonable request of the Buyer, the Seller shall execute, acknowledge and deliver such documents as may be appropriate to carry out the transactions contemplated by this Agreement.

6.4     Indemnification by Seller.
        -------------------------

6.4(a) The Seller will indemnify and hold the Buyer harmless from and against any and all damage, loss, cost, deficiency, assessment, liability or other expense (including reasonable attorneys fees, costs of court and litigation expenses, if any) suffered, incurred or paid by the Buyer as a result of:

        (1) The untruth, inaccuracy, material breach or material violation of any representation, warranty, covenant or other obligation of the Seller set forth in or made in connection with this Agreement;

        (2) The assertion against the Buyer or the Company of any material liability or obligation of the Company or of any claim relating to the operation of the Company's business, prior to the Closing Date, whether absolute or contingent, matured or unmatured, known or unknown as of the Closing Date (including, without limitation, customer claims or disputes but excluding repairs of an incidental or customary nature, such as, but not limited to regrading surfaces and snaking out septic system lines); or

        (3) The enforcement of the Buyer's right to indemnification under this Agreement.

6.4(b) The Buyer shall give written notice to the Seller of any claim, action, suit or proceeding relating to the indemnity herein provided by Seller not later than ten (10) days after Buyer has received notice thereof. Seller shall have the right, at his option, to compromise or defend, at his own expense and by his own counsel (which counsel shall be reasonably satisfactory to Buyer), any such action, suit or proceeding. Buyer and Seller agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.

6.4(c) The Stock Consideration shall constitute security for Seller's indemnification. The Stock Consideration shall be reduced up to a total of two million dollars ($2,000,000.000) in then current value of stock, by the aggregate amount of Buyer's loss caused by Seller's material breach of any representation warranty, covenant or other obligation hereunder, provided that aggregate amount does not exceed two million dollars ($2,000,000.00). If Buyer makes no claim of breach of any of Seller's representations, warranties or covenants, or of any deficiency resulting from uncollectible receivables, then the Stock Consideration shall be delivered in accordance with the schedule set forth above. Notwithstanding the foregoing, Seller's liability to Buyer for indemnification shall not be limited with respect to the environmental matters described on Schedule 6.4(c)

6.4(d) If Buyer asserts there has been a breach of any of Seller's representations, warranties or covenants or asset loss or damage due to uncollectible receivables, then Buyer shall notify Seller in writing within such period setting forth the nature of the breach and/or the amount of loss, damage, cost or expense, as provided above. Any claim by Buyer against Seller not within the applicable insurance coverage must individually equal at least ten thousand dollars ($10,000.00) before Seller is liable for indemnification; however, once Buyer's claim totals at least ten thousand dollars ($10,000.00), then Seller shall be liable for the full amount of such claim.

6.4(e)  Except as herein expressly provided, the remedies provided in paragraph
6.4 hereof shall be cumulative and shall not preclude assertion by the Buyer of any other rights or the seeking of any other remedies available against the Seller at law or in equity.

7.      ADDITIONAL AGREEMENT OF THE BUYER.
        ---------------------------------

7.1     Execution of Further Documents by Buyer.  From and after the Closing,
        ---------------------------------------
upon reasonable request of Seller, Buyer shall execute, acknowledge and deliver to Seller all such further documents as may be appropriate to carry out the transactions contemplated by this Agreement.

7.2     Indemnification by Buyer.
        ------------------------

7.2(a) The Buyer will indemnify and hold the Seller harmless from and against any and all damages, loss, cost, deficiency assessment, liability or other expense (including reasonable attorneys fees, costs of court and costs of litigation, if any) suffered, incurred or paid by the Seller as a result of:

        (1) The untruth, inaccuracy, breach or violation of any representation, warranty, covenant or other obligation of the Buyer set forth in or made in connection with this Agreement;

        (2) Any claims or disputes asserted against the Seller relating to the operation of the Company's business, after the Closing Date, whether absolute or contingent, matured or unmatured, known or unknown as of the Closing Date (including, without limitation, customer claims or disputes for which there is insurance coverage under the applicable liability policies;

        (3) The assertion against the Seller of any liability or obligation of the Buyer or the Company or of any claim relating to the operation of the Company's waste collection and transportation business subsequent to the Closing Date (including, without limitation, customer claims or disputes); or

        (4) The enforcement of the Seller's right to indemnification under this Agreement.

The Buyer agrees to provide cooperation, support and assistance to the Seller in defending any Claim involving operation of the Company's business prior to the closing date, including customer complaints or disputes.

7.2(b) The Seller shall give written notice to the Buyer of any claim, action, suit or proceeding relating to the indemnity herein provided by Buyer not later than thirty (30) days after Seller has received notice thereof. Buyer shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to Seller), any such action, suit or proceeding. Seller and Buyer agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto, but Seller has the right to defend or settle the claim as Seller determines.

7.2(c)  Except as herein expressly provided, the remedies provided in Paragraph
7.2 hereof shall be cumulative and shall not preclude assertion by the Seller of any other rights or the seeking of any other remedies available against the Buyer at law or in equity.

8.      CONDITIONS TO OBLIGATIONS OF THE BUYER.  The obligations of the Buyer to
        --------------------------------------
effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

8.1     Validity of Seller's Representations.  To the best of Seller's
        ------------------------------------
knowledge, all representations and warranties of the Seller contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

8.2     Pre-Closing Obligations.  The Seller shall have performed and complied
        -----------------------
with all the obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

8.3     Opinion of Counsel for Seller.  The Buyer shall have received a
        -----------------------------
favorable opinion from counsel for the Seller dated the date of the Closing, in form satisfactory to counsel for the Buyer, to the effect that:

8.3(a) The Company is a corporation, duly organized and legally existing under the laws of the State of New Jersey, and it has the corporate power and authority to carry on its business as now being conducted and to own or hold under lease, or otherwise, its assets.

8.3(b) This Agreement has been duly executed and delivered by the Seller, and constitutes a valid, enforceable and binding obligation of the Seller pursuant to the terms of this Agreement.

8.3(c) Except as otherwise disclosed in this Agreement, counsel does not know of any action, suit, investigation or other legal, administrative or arbitration proceeding pending against the Seller or the Company, or which questions the validity or enforceability of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement or any agreement contemplated herein.

8.3(d) To the knowledge of such counsel, no consent, authorization, license, franchise, permit, approval or order of any court or governmental agency or body, other than those obtained by Seller and delivered to the Buyer prior to or on the date of the opinion, is required for the sale of the ACRM Common Stock by the Seller pursuant to this Agreement.

8.3(e) The execution and performance of this Agreement by the Seller will not violate: (i) the Articles of Incorporation or the By-Laws of the Company, or
(ii) any order of any court or other agency of government known to said counsel.

8.3(f) The instruments of conveyance and assignments executed by the Seller to the Buyer pursuant to this Agreement are adequate to convey the ownership to the ACRM Common Stock, free and clear of all liens, claims or encumbrances known to such counsel after conducting a UCC-11 lien search with the offices of the Secretary of State for the State of New Jersey, and the offices of the County Clerk for the County of Sussex, in the State of New Jersey.

8.3(g) To the knowledge of such counsel (after reasonable investigation), Seller owns all of the issued and outstanding shares of capital stock of the Company.

8.4     Receipt by the Buyer of Necessary Consents.  All necessary consents or
        ------------------------------------------
approvals of third parties to any of the transactions contemplated hereby shall have been obtained, and satisfactory evidence of such consents or approvals shall have been delivered to the Buyer at Closing.

8.5     Resignation of Officers and Directors.  Buyer shall have received such
        -------------------------------------
resignations of officers and directors of the Companies as shall have been requested by Buyer.

9.      CONDITIONS TO OBLIGATIONS OF THE SELLER.  The obligations of the Seller
        ---------------------------------------
to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

9.1     Validity of Buyer's Representations.  All representations and warranties
        -----------------------------------
of the Buyer contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

9.2     Pre-Closing Obligations.  The Buyer shall have performed and complied
        -----------------------
with all the obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

9.3     Corporate Authority of Buyer.  The execution and performance of this
        ----------------------------
Agreement by the Buyer shall have been duly and legally authorized in accordance with applicable law, and the Buyer shall have furnished to counsel for the Seller certified copies of resolutions adopted by the Board of Directors of the Buyer authorizing and proving the execution and delivery of this Agreement and performance of the transactions contemplated hereunder.

9.4     Opinion of Counsel for Buyer.  The Seller shall have received a
        ----------------------------
favorable opinion from counsel for the Buyer dated the date of the Closing, in form satisfactory to counsel for the Seller, to the effect that:

9.4(a) The Buyer is a corporation, duly organized and legally existing in good standing under the laws of the State of Delaware, and it has the corporate power and authority to carry on its business as now being conducted and to carry out the transactions and agreements contemplated hereby.

9.4(b) All corporate and other proceedings required to be taken by or on the part of the Buyer in order to authorize it to perform its obligations hereunder have been duly and properly taken, including any necessary approval or authorization by the Board of Directors of the Buyer.

9.4(c) This Agreement has been duly executed and delivered by the Buyer and constitutes a valid, enforceable and binding obligation of the Buyer pursuant to the terms of this Agreement.

9.4(d) Except as otherwise disclosed in this Agreement, said counsel does not know of any action, suit, investigation or other legal, administrative or arbitration proceeding which questions the validity or enforceability of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement or any agreement contemplated herein.

9.4(e) The execution and performance of this Agreement by the Buyer will not violate: (i) the

Articles of Incorporation or the By-Laws of the Buyer; or (ii) any order of any court or other agency of government known to said counsel.

9.4(f) The EarthCare Board resolution shall be referred to in the legal opinion and that to the best of Counsel's knowledge, all SEC filings that are required by EarthCare are current or will be rendered current within a reasonable time and that there is no informal order of investigation by the SEC or any state agency with respect to EarthCare.

10.     ADJUSTMENT TO PURCHASE PRICE.
        ----------------------------

10.1    The purchase price shall be adjusted as follows:

10.1(a) If the Company's current assets as of the Closing Date exceed the Company's liabilities as of such date, then such excess shall be paid to Seller as an addition to the purchase price.

10.1(b) If the Company's liabilities as of the Closing Date exceed the Company's current assets as of such date, the purchase price shall be reduced accordingly.

10.2 The adjustment to be made under this paragraph shall be made 120 days after the Closing Date (The Adjustment Date). Current assets and liabilities shall be determined in accordance with generally accepted accounting principles except that accounts receivable, including unbilled services rendered to the date of closing and billed thereafter, will be considered current assets only if collected prior to the Adjustment Date or are otherwise accepted in writing by Buyer. Any adjustments shall be subject to Seller's accounting firm being in agreement with the adjustment and in the event of a dispute, then a reputable accounting firm located in New Jersey shall be selected by agreement who shall resolve that dispute. If the parties cannot agree upon such an accounting firm, then PriceWaterhouseCoopers shall be selected provided it does not conflict with either the Seller or the Buyer.

10.3    The adjustment shall be made hereunder as follows:

10.3(a) If there is an excess of current assets over liabilities, the excess, to the extent of cash collected, shall be paid to Seller on the Adjustment Date. To the extent such excess is in the form of yet uncollected accounts receivable, Buyer shall cause the Company to continue to collect such outstanding receivables and Buyer shall pay to Seller, monthly, receivables thereafter collected. Payment on account of such receivables shall be made by the 10/th/ day of each month for collections received during the preceding month and shall be accompanied by a statement of accounts collected.

10.3(b) All payment received after Closing in respect of Customer Accounts shall be applied to the oldest receivables then outstanding. In addition, the Seller shall cause the Company to collect all accounts receivable in its normal course provided that the Seller shall not be required to cause the

Company to pursue the collection of accounts receivable for the direct or indirect benefit of Seller unless Seller shall have agreed to bear the costs thereof.

11.     SELLER-S NON-COMPETE AND NON-SOLICITATION AGREEMENT.  As inducement to
        ---------------------------------------------------
Buyer to enter into this Agreement and perform its obligations hereunder, and in consideration of the payments to Seller pursuant to this Agreement, the Seller agrees that Seller will not, for a period of two (2) years from the Closing Date, or as otherwise provided in any employment agreement between the parties
      ------------------------------------------------------------------------
directly or indirectly (whether as owner, partner, shareholder, agent, employee, independent contractor, consultant or otherwise): (i) engage in any other business which directly or indirectly competes with business of the Company or Buyer, or with any subsidiary of Buyer, in each case, within the County of Sussex and the County of Sussex, State of New Jersey; (ii) solicit any party who is or was a customer or supplier of the Company on the Closing Date or at any time during the 12 month period immediately prior thereto for services of any type or quality being provided by the Company; (iii) solicit for employment any person who was or is an employee of the Company on the Closing Date, or at any time during the 12 month period immediately prior thereto; or (iv) either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any confidential information relating to the business of Buyer, or the Company. The term, Confidential information, as used herein means all information of a business or technical nature relative to the business of Buyer, the business of any customers of the Company or any business of any person, firm or corporation which consults with, or is affiliated with, Buyer or the Company. The term "confidential information" shall not include information so generally known as to be part of the public domain.

Each of the covenants contained in this Article are separate and independent. The Seller acknowledges and agrees that Buyer's and Company's remedies at law may be inadequate in the event of a breach or threatened breach of the covenants set forth herein, and in such event, Buyer and the Company shall be entitled to have an injunction issued by any court of competent jurisdiction, enjoining and restraining each and every party concerned therewith from the creation or continuation of such breach. A portion of the purchase price will be attributable to the noncompete-nonsolicitation provisions of this agreement. Notwithstanding the foregoing, this provision does not prohibit the Sellers from individually owning a minority interest in a publicly owned competitor. Furthermore, notwithstanding the foregoing, disclosures that are required to be made by law such as subpoena or court orders are exempt from this provision.

12.     OTHER PROVISIONS.
        ----------------

12.1    Employment Agreements.  At Closing, Buyer will enter into written
        ---------------------
Employment Agreements with key employees of Company in a form satisfactory to Buyer. All terms and conditions are set forth as Schedule ____.

12.2    Incomplete Exhibits.  The parties hereto acknowledge and agree (a) that
        -------------------
many, if not all, of
the schedules to be attached to this Agreement will not have been prepared by the time of execution of this Agreement, and (b) that consummation of the transactions contemplated by this Agreement are subject to the completion of such exhibits by Seller (to the extent that an exhibit is to be completed by Seller, such exhibit must be reasonably acceptable to Buyer) or Buyer ( to the extent that an exhibit is to be completed by Buyer, it must be reasonably acceptable to Seller) as the case may be, prior to or at the Closing, pursuant to the terms of this Agreement. Buyer is required to proceed with a closing so long as there are no material documents that are required to be annexed as exhibits.

12.3    Survival of Representations and Warranties Indemnifications.  The
        -----------------------------------------------------------
representations, warranties, indemnifications, obligations and agreements of the parties contained in this Agreement, or in any writing delivered pursuant to provisions of this Agreement, shall survive the Closing for a period of 42 months years with the exception of the representation contained in Paragraph 4.6(b) and with the exception of representations and warranties concerning Paragraph 4.16. hereof, Environmental Matters, which will survive for as long as any claims may be asserted under the applicable periods of limitation for violations of any environmental law, rule or regulation.

12.4    Waiver or Extension of Conditions.  The Seller or the Buyer may extend
        ---------------------------------
the time for or waive the performance of any of the obligations of the other party, waive any inaccuracies in the representations or warranties by the other party, or waive compliance by the other party with any of the covenants or conditions contained in this Agreement nor will such actions impose penalties. Each party has a reasonable right to an extension.. Any such extension or waiver shall be in writing and signed by the Seller and the Buyer. Any such extension or waiver shall not act as a waiver or an extension of any other provisions of this Agreement.

12.5    Notices.  Any notice, request or other document shall be in writing and
        --------
sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at the following addresses, or such other address as such party may hereafter designate by written notice to all parties, which notice shall be effective as of the date of posting, substitute: or alternatively by hand delivery or complete fax transmission. Notices are effective upon receipt.

        (i)   If to the Buyer:
              EarthCare Company
              14901 Quorum Drive
              Suite 200
              Dallas, TX 75240

Copy to:      Robert C. Gist, Esq.
              12809 Plum Hollow Drive
              Oklahoma City, OK 73142-5148

        (ii)  If to the Seller
              All County Resource Management Corp.
              99 Maple Grange Road
              Vernon, New Jersey 07462
              Attention: John or Frank Coppola

Copy to:      Richard I. Clark, Esq.
              LADDEY, CLARK & RYAN
              60 Blue Heron Road
              Sparta, New Jersey 07871

12.6    Governing Law.  This Agreement shall be governed by the laws of the
        -------------
State of New Jersey.

12.7    Successors and Assigns.  This Agreement shall be binding upon and inure
        ----------------------
to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

12.8    Headings.  The subject headings of the Sections of this Agreement are
        --------
included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

12.9    Counterparts.  This Agreement may be executed simultaneously in two or
        ------------
more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.10   Dispute Resolution.  Any controversy or claim arising out of, in
        ------------------
connection with, or relating to this Agreement or a breach thereof shall be settled by suit instituted in a State or Federal Court in New Jersey.

12.11   Entire Agreement; Modification.  This Agreement (including the schedules
        ------------------------------
attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the parties, and supersede any prior agreements and understandings relating to the subject matter hereof. This Agreement may be modified or amended by a written instrument executed by all parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 10th day of March, 2000.

ASeller@

___________________________________

Frank G. Coppola


___________________________________
John Coppola



"Buyer"



EarthCare Company

By:_______________________________

                                  SCHEDULE 4.2
                                  ------------

Frank G. and John Copolla will retain interest in Eco-Tech Corporation, a non-competing consulting firm.

                                SCHEDULE 4.6(d)
                                ---------------


              PROPERTY OF THE COMPANY EXCLUDED FROM THE AGREEMENT
              ---------------------------------------------------


Frank G. and John Copolla will personally retain full ownership of the following real property:


(2) The Masonic Lodge located in Warwick, New York [Legal Description to be Added];

(3) A building located in Washington Township, Warren County [Legal Description to be Added]; and

(4) A building on Route 515 in Vernon Township, Sussex County [Legal Description to be Added].

                                 SCHEDULE 4.16
                                 -------------


STORAGE TANKS ON ALL COUNTY RESOURCE MANAGEMENT PREMISES:


(5) An underground fuel tank at the Beacon, New York location that is approximately 10 years old;

(6)  A septic tank by the pad in the Vernon, New Jersey location; and


(7) A tank in the Garage at Hernon, New Jersey location used for washing trucks and equipment.